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                                                                   EXHIBIT 23(c)



                       [MORTEN BEYER & AGNEW LETTERHEAD]


                               September 22, 1999

Mr. David Holtschlag, Principal
American Airlines, Inc.
4333 Amon Carter Boulevard
Mail Drop 5662
Fort Worth, TX 76155

RE:  American Airlines, Inc ("American")
     10 Boeing 737-823, 3 Boeing 767-323 and 2 Boeing 777-223IGW Aircraft

Ladies and Gentlemen:

We consent to the use of the report prepared by us with respect to the aircraft referred to in American's Preliminary Prospectus Supplement dated 22 September 1999 (the Preliminary Prospectus Supplement) to the Prospectus included in American's Registration Settlement on Form S-3 (Reg. No. 333-74937), to the summary of such report in the Preliminary Prospectus under the headings "Prospectus Supplement Summary of Equipment Notes and the Aircraft," "Risk Factors, Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals - The Appraisals," and to references to the reference of our firm under the headings "Description of the Aircraft and the Appraisals - The Appraisals," and "Experts." We also consent to such use, summary and references in the Final Prospectus supplement relating to the offering described in the Preliminary Prospectus Supplement.



                                        MORTEN BEYER & AGNEW INC.



                                        By:/s/ BRYSON P. MONTELEONE
                                           ------------------------------------
                                           Bryson P. Monteleone
                                           Director of Operations